Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 5, 2013

among

SABA SOFTWARE, INC., as Borrower

the Subsidiary Guarantors party hereto

and VECTOR TRADING (CAYMAN), LP, as Lender

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of July 5, 2013 (the “Closing Date”) by and among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party hereto as Subsidiary Guarantors, and VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”).

RECITALS

WHEREAS, Borrower desires that Lender make the Loan (as hereinafter defined) subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined); and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I. DEFINED TERMS

Section 1.01 DEFINITIONS. As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association.

“Acquired Business” means the entity or assets acquired by Borrower in an Acquisition, whether before or after the date of this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Advances” has the meaning given such term in the First Lien Credit Agreement.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Asset Sale” means any transaction, or series of related transactions, pursuant to which Borrower or any Material Subsidiary sells, assigns, transfers, conveys, leases or subleases, licenses or otherwise disposes of any property or assets (whether now owned or hereafter acquired), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring person; provided, that, the term “Asset Sale” shall not include, any transaction otherwise permitted under Section 6.04, Section 6.06 or Section 6.07.

“Availability” has the meaning given such term in the First Lien Credit Agreement.

“Authorized Person” means any one of the individuals identified on Schedule 2.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended, modified or recodified from time to time.

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Business Day” means any day except a Saturday or Sunday or any other day on which banks in California are authorized or required by law to close, except that, if a determination of a Business Day shall relate to LIBOR, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean any amount incurred by Borrower or any Material Subsidiary in respect of capital items, including without limitation any Capital Lease, which in accordance with GAAP would not be included in Borrower’s annual consolidated financial statements as an operating expense and is not reasonably expected by Borrower to be a regularly recurring operating expense, but excluding any capitalized software development costs and expenses.

“Capital Lease” means any lease of Property which in accordance with GAAP would be required to be capitalized on the balance sheet of the lessee.

“Cash Acquisition Consideration” means cash consideration payable in respect of a proposed Permitted Acquisition, other than the proceeds of (a) equity contributions made to Borrower by holders of its Equity Interests for the purpose of funding, in whole or in part, such proposed Acquisition, and (b) Debt permitted pursuant to Section 6.03(e) or Section 6.03 (g).

“Cash and Cash Equivalents” means cash and Cash Equivalents, treated under GAAP in a manner consistently applied.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty percent (20.00%) or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right).

“Closing Date” has the meaning set forth in the preamble hereto.

“Collateral” has the meaning set forth in Section 2.04 hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.

“Connection Income Taxes” means Taxes, imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax, which Taxes are imposed on or measured by net income or that are franchise Taxes or branch profits Taxes.

“Confidentiality Agreement” has the meaning set forth in Section 8.17 hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such Person possesses, directly or indirectly, the power to vote fifteen percent (15.00%) or more of the Equity Interests having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Amount Certificate” means a certificate in the form of Exhibit C.

“Credit Amount Excess” has the meaning given such term in the First Lien Credit Agreement.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by this Agreement, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person under any and all rate swap transactions, credit derivative transactions, bond or bond price or bond index swaps, options, interest rate options, cap transactions, floor transactions, collar transactions, or any other similar transactions (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and under any and all transactions of any kind, and the related confirmations, including Hedge Agreements and those subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules), (d) all obligations of such Person to pay the deferred purchase price of property or services (whether contingent or otherwise), except trade accounts payable arising in the ordinary course of business, (e) all obligations of such Person as lessee under Capital Leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) any Disqualified Equity Interests, and (h) all guarantees by such Person of Debt of other Persons.

“Debt Issuance” means any issuance or sale of any Debt by Borrower or any Subsidiary other than as permitted under Section 6.03 or Section 6.06.

“Default” means a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Direct Competitor” means any of the Persons listed on Schedule 5 (provided that such Schedule (a) may be updated by Borrower from time to time to include any Person that becomes a parent or a subsidiary or affiliate of a Person listed thereon as a result of a merger or acquisition (other than an investment bank, a commercial bank, a finance company, a fund or other similar entity which merely has an economic interest in any such Person), and (b) may be updated to include any other Person that is engaged in an Eligible Line of Business so long as such Person is approved in writing by Lender (which approval shall not be unreasonably withheld or delayed)).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other obligations that are accrued and/or payable in accordance with the Loan Documents), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any fiscal period:

Borrower’s consolidated net earnings (or loss),

minus the sum of

(a) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R in connection with any Permitted Acquisition;

and

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring losses,

(ii) interest expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) (A) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,

(vi) fees, costs, charges and expenses incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,

(vii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(viii) one time restructuring charges,

(ix) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(x) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, and

(xi) fees, costs, and charges incurred prior to August 31, 2013 in connection with the Restatement-Related Events in an aggregate amount not to exceed $4,000,000 for the three months ended May 31, 2013 and $8,000,000 for the six months ended August 31, 2013, in each case, determined on a consolidated basis (x) for all periods prior to the Restatement Completion, generally consistent with the Saba Prerestatement Standards, (y) for all periods on or after the Restatement Completion, in accordance with GAAP and (z) with respect to any calculation of EBITDA on and after the Restatement Completion:

(A) minus any non-cash (i) increases to revenue, (ii) decreases to any component of cost of goods sold and (iii) any other decreases to non-tax expenses, included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards; and

(B) plus any non-cash (i) decreases to revenue, (ii) increases to any component of cost of goods sold and (iii) any other increases to non-tax expenses included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards.

Examples of the calculations of the amounts described in clauses (A) and (B) above are set forth on Exhibit E attached hereto, and going forward such amounts shall be calculated in a manner consistent with such examples.

In addition, for the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or in such other manner acceptable to Lender) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Eligible Line of Business” means any business engaged primarily in the sale of people management, collaboration, analytics, publishing or related software and services.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities Exchange Commission under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning set forth in Section 7.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or recodified from time to time.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Financial Covenant Liquidity Amount” means (a) as of any date of determination prior to occurrence of the Financial Statement Event, $8,500,000, and (b) as of any date of determination subsequent to occurrence of the Financial Statement Event, $4,250,000.

“Financial Statement Event” means, as of any date of determination, that all of the following clauses are satisfied: (a) the Restatement Completion has occurred and no Event of Default has occurred and is continuing, (b) Borrower has filed with the United States Securities and Exchange Commission its Annual Reports on Form 10-K for Borrower’s fiscal years ended May 31, 2012 and ended May 31, 2013 (each with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09 of the Credit Agreement)), and (c) Borrower has delivered to Lender consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for each such fiscal year and a duly completed Compliance Certificate executed by a senior financial officer of Borrower for each such fiscal year.

“First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 by and among Borrower, Subsidiary Guarantors and First Lien Lender, as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Lender” means Wells Fargo Bank, National Association.

“First Lien Loan Documents” means the First Lien Credit Agreement, the First Lien Security Agreement, the Intercreditor Agreement and each contract, instrument and other document required under the First Lien Credit Agreement or at any time hereafter delivered to First Lien Lender in connection therewith.

“First Lien Security Agreements” means (a) the Second Amended and Restated Security Agreement, dated as of the date hereof, executed by Borrower in favor of First Lien Lender, as amended, restated, supplemented or otherwise modified from time to time; (b) the Amended and Restated Third

Party Security Agreement, dated as of the date hereof, executed by each Subsidiary Guarantor in favor of First Lien Lender, as amended, restated, supplemented or otherwise modified from time to time; and (c) any similar security document executed pursuant to the terms of the First Lien Credit Agreement or in connection therewith (including any intellectual property security agreement).

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States (or political subdivision thereof).

“Funding Date” means the date on which the conditions set forth in Section 4.01 are satisfied or waived in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles or standards as may be approved by a significant segment of the accounting profession in the United States, that are in effect and applicable to the circumstances and/or Persons to which such generally accepted accounting principles relate as of the date of determination, consistently applied and used consistently with the prior practices of such Persons (which Persons include Borrower each Subsidiary Guarantor for all purposes of this Agreement).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 8.06(a) hereof.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Increased Cost Taxes” has the meaning set forth in Section 8.03(c) hereof.

“Indemnified Party” has the meaning set forth in Section 8.03(b) hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Bankruptcy Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s and its Subsidiaries’ right, title, and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (c) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Lender and First Lien Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Joinder Agreement” means an agreement entered into by a Domestic Subsidiary of Borrower following the date hereof to join in the guaranty set forth in Section 8.06, in substantially the form of Exhibit B hereto or any other form approved by Lender.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement.

“LIBOR” has the meaning set forth in the Promissory Note.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” shall mean the loan in the amount of $25,000,000 made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, the Second Lien Security Agreements, the Intercreditor Agreement, the Promissory Note, and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Lender in connection herewith or therewith.

“Loan Parties” means Borrower and each Subsidiary Guarantor, and each a “Loan Party”.

“Make-Whole Premium Amount” means, with respect to any amount of the Loan prepaid in accordance with clause (a) of Section 2.01(g), the interest otherwise payable on 103% of such prepaid amount, calculated from the date of prepayment until the second anniversary of the Funding Date, as discounted for such period to the date of prepayment at the Treasury Rate then in effect as of the date of such prepayment plus 25 basis points.

“Marketable Securities” means (a) investments in direct obligations of the United States or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States or of any agency of the United States, (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, (c) investments in certificates of deposit, Eurodollar deposits or bankers’ acceptances issued by any United States domestic commercial bank having capital and surplus of not less than $100,000,000 or any branch of a foreign bank licensed by a state or the federal government of the

United States and having capital and surplus in such branch of not less than $100,000,000, (d) investments in corporate debt securities which are rated in one of the three highest long-term rating categories (without regard to gradations within a rating category) or in the highest short-term rating category by Moody’s or S&P (without regard to gradations within such rating category), (e) repurchase agreements secured by obligations described in clause (a) of this definition, (f) equity securities conforming to Borrower’s Investment Policies which are listed on a national securities exchange registered under Section 6 of the United States Securities and Exchange Act of 1934, as amended, or quoted on the National Association of Securities Dealers’ automated interdealer quotation national market system, (g) investments in mutual funds (including, without limitation, money market funds and index funds) registered under the United States Investment Company Act of 1940, as amended, provided that the portfolio of any such mutual fund is limited to obligations described in clauses (a) through (f) of this definition, or (h) any other investments approved in writing by Lender.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or properties of either: (i) Borrower; or (ii) Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of either Borrower or Borrower and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower or any Subsidiary Guarantor is a party; or (ii) the rights and remedies of Lender under or in respect of any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Borrower that (a) owns at least two and one-half percent (2.50%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries, (b) generates at least two and one-half percent (2.50%) of the consolidated revenues of Borrower and its Subsidiaries, (c) is irrevocably designated by Borrower in writing to be a “Material Domestic Subsidiary” for purposes of this Agreement or (d) is the owner of equity interests of any Material Domestic Subsidiary or Material Foreign Subsidiary; provided that if the total amount of all Domestic Subsidiaries of Borrower that are not otherwise Material Domestic Subsidiaries pursuant to either (a), (b), (c) or (d) above, in the aggregate, either (x) own at least seven and one-half percent (7.50%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries or (y) generate at least seven and one-half percent (7.50%) of the consolidated revenues of Borrower and its Subsidiaries, then each such Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary for all purposes under this Agreement and Borrower shall cause such other Domestic Subsidiaries to execute a Joinder Agreement and become a Subsidiary Guarantor hereunder unless and until Borrower causes a sufficient number of Domestic Subsidiaries to be designated “Material Domestic Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to (a), (b), (c) or (d) above do not meet the thresholds set forth in (x) or (y) hereof.

“Material Foreign Subsidiary” means any Foreign Subsidiary of Borrower that (a) owns at least five percent (5.00%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries, (b) generates at least five percent (5.00%) of the consolidated revenues of Borrower and its Subsidiaries or (c) is irrevocably designated by Borrower in writing to be a “Material Foreign Subsidiary” for purposes of this Agreement; provided that if the total amount of all Foreign Subsidiaries of Borrower that are not otherwise Material Foreign Subsidiaries pursuant to either (a), (b) or (c) above, in the aggregate, either (x) own at least fifteen percent (15.00%) of the consolidated tangible assets (net of intercompany balances) of Borrower and its Subsidiaries or (y) generate at least fifteen percent (15.00%) of the consolidated revenues of Borrower and its Subsidiaries, then each such Foreign Subsidiary shall be deemed to be a Material Foreign Subsidiary for all purposes under this Agreement and Borrower shall pledge or cause to be pledged 65% of the voting stock, ownership interest or other equity interest in all such other Foreign Subsidiaries unless and until Borrower causes a sufficient number of Foreign Subsidiaries to be designated “Material Foreign Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Foreign Subsidiaries that are not Material Foreign Subsidiaries pursuant to (a), (b) or (c) above do not meet the thresholds set forth in (x) or (y) hereof.

“Material Subsidiary” means any Material Foreign Subsidiary or any Material Domestic Subsidiary.

“Maturity Date” means July 5, 2018.

“Minimum Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of:

(a) the difference of (x) EBITDA for such period minus (y) the sum of (i) Capital Expenditures made during such period and (ii) cash state and federal income taxes paid or required to be paid by Borrower during such period, to

(b) the sum of the aggregate amount of interest due and payable by Borrower during such period in accordance with this Agreement and any other Debt permitted under Section 6.03.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“NASDAQ Listing Event” means, as of any date of determination, that all of the following clauses are satisfied: (a) the Financial Statement Event has occurred and Borrower has otherwise made all required filings with the United States Securities and Exchange Commission required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as of such date of determination and has regained compliance with applicable federal securities laws, (b) no Event of Default has occurred and is continuing, and (c) the shares of Borrower are re-listed on The NASDAQ Global Select Stock Market.

“Net Cash Proceeds” means with respect to any Asset Sale or Debt Issuance, the cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or any of its Subsidiaries in respect of such Asset Sale or Debt Issuance, after deducting therefrom only:

(a) in the case of any Asset Sale, (i) the reasonable and customary expenses incurred by a Borrower directly related to such Asset Sale, (ii) reasonable and customary brokerage costs, fees, or commissions incurred by Borrower directly related to such Asset Sale; (iii) the amounts paid from such proceeds at the time of the Asset Sale in respect of any indebtedness (other than the indebtedness of Borrower under this Agreement and the other Loan Documents) secured by any Permitted Liens on the asset that is the subject of such Asset Sale that has priority over the Lien of Lender on such asset in accordance with applicable law, (iv) taxes paid (directly or indirectly) to any taxing authorities by Borrower, as the case may be, in connection with, or directly attributable to, such Asset Sale at the time thereof or not later than the end of the tax year immediately following the year during which the Asset Sale occurs, and

(b) in the case of any Debt Issuance, (i) reasonable and customary expenses directly related to such Debt Issuance, and (ii) reasonable and customary underwriting or brokerage costs, fees and commissions directly related to such Debt Issuance.

“Net Leverage Ratio” shall mean, as of any date, the ratio of:

(a) the total outstanding Debt of Borrower less Cash and Cash Equivalents as of such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender, to

(b) EBITDA for the trailing twelve (12) months immediately prior to such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender.

“Non-Excluded Taxes” means any Taxes other than: (i) Taxes imposed on or measured by net income (however denominated), branch profits Taxes or franchise Taxes, in each case, (a) as a result of Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision of a taxing authority thereof or therein) or (b) as a result of a present or former connection between Lender and the relevant jurisdiction imposing such Tax, but excluding any such connection which arises from Lender having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document; (ii) any Taxes imposed as a result of failure to comply with Section 8.03(c)(ii) or Section 8.03(c)(iii); and (iii) any U.S. federal withholding tax imposed by a law in effect at the time Lender becomes a party hereto (or designates a new lending office), with respect to any interest payment made by or on account of any obligation of Borrower to Lender, except to the extent that Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 8.03(c)(i).

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” has the meaning set forth in Section 2.01(b) hereof.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant Register” has the meaning set forth in Section 8.04(b) hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary Guarantor with respect to which all of the following conditions shall have been satisfied: (a) the Acquired Business is in an Eligible Line of Business; (b) the Acquisition shall not be a Hostile Acquisition; (c) Borrower shall have notified Lender not less than fifteen (15) days prior to any such Acquisition and furnished to Lender at such time (i) reasonable details as to such Acquisition (including sources and uses of funds therefor) and covenant compliance calculations reasonably satisfactory to Lender demonstrating satisfaction of the condition described in clause (e) below, (ii) the financial statements of the Acquired Business for the twelve (12) month period most recently ended prior to the date of the Acquisition, and (iii) copies of the acquisition agreement and other material documents relative to such Acquisition; (d) after giving effect to the Acquisition, no Default or Event of Default shall have occurred and be continuing; (e) Borrower has provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries are projected to be in compliance with the financial covenant in Section 5.09 for each of the fiscal quarters ended during the one year period following the proposed date of consummation of such proposed Acquisition; (f) after giving effect to the Acquisition and any Advances used to finance the consideration for the Acquisition, no Credit Amount Excess shall exist; (g) Borrower and its Domestic Subsidiaries shall have Availability plus Qualified Cash in an amount equal to or greater than $8,500,000 immediately after giving effect to the consummation of the Acquisition; (h) Borrower or such Subsidiary Guarantor shall have complied with Section 5.11 and Section 5.13 with respect to the assets or Equity Interests that are the subject of the Acquisition; and (i) the Acquisition shall have been approved by Borrower’s board of directors and (if legally required) owners, and all necessary legal and regulatory approvals with respect to the Acquisition shall have been obtained.

“Permitted Liens” means (a) Liens granted pursuant to the Loan Documents, (b) Liens granted pursuant to the First Lien Security Agreements, (c) Liens listed on Schedule 1 hereto, (d) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are maintained by Borrower or any Subsidiary, (e) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the Collateral or risk the loss or forfeiture thereof, (f) Liens on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account, but only to the extent that such Liens secure obligations for fees, charges or indemnification obligations related to such account and specifically not to the extent that such Liens secure obligations for borrowed money, (g) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of like nature incurred in the ordinary course of business, other than any such Liens which secure obligations for borrowed money, (h) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Debt permitted pursuant to Section 6.03 and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Debt that was incurred to acquire the asset purchased or acquired, (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (j) Liens arising from judgments, decrees or attachments not constituting an Event of Default, (k) restrictions and other minor encumbrances on real property which do not individually or in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof and (l) customary rights of any lessor, lessee or sublessee with respect to leased property arising under any lease entered into in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (as defined in ERISA).

“Principal Amount” shall mean Twenty Five Million Dollars ($25,000,000) or so much thereof as may be outstanding under this Agreement.

“Promissory Note” has the meaning set forth in Section 2.01(a) hereof.

“Qualified Cash” has the meaning given such term in the First Lien Credit Agreement.

“Recurring Revenues” means, with respect to any period, all recurring subscription revenues, consisting of maintenance revenues and software-as-a-service and hosting revenues attributable to software licensed by Borrower or any of its Subsidiaries which recurring subscription revenues are earned during such period, calculated on a basis consistent with the financial statements delivered to Lender prior to the Closing Date.

“Register” has the meaning set forth in Section 8.04(b) hereof.

“Restatement Completion” means that Borrower has restated its annual financial results for fiscal years 2010, 2011, and 2012, which restated financials are audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (a) to have been prepared in accordance with GAAP, and (b) without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09 hereof), and has delivered such restated financials to Lender.

“Restatement Projections” has the meaning set forth in Section 5.03(g) hereof.

“Restatement-Related Event” means (a) any event partially or wholly contributing to (i) the need to conduct the Restatement Completion or (ii) the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market and/or (b) the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation.

“Rules” has the meaning set forth in Section 8.13(b) hereof.

“Saba Prerestatement Standards” means accounting principles generally consistent with those used by Borrower for financial information and revenue accounting during periods prior to the Restatement Completion when Borrower filed quarterly and annual reports with the United States Securities and Exchange Commission.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC Investigation” means the investigation by the staff of the San Francisco office of the United States Securities and Exchange Commission pending on and prior to May 31, 2013, which, Borrower believes, focuses on Borrower financial accounting, reporting and controls related to Restatement-Related Events.

“Second Lien Security Agreements” means (a) the Second Lien Security Agreement, dated as of the date hereof (the “Second Lien Borrower Security Agreement”), executed by Borrower in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time; (b) the Second Lien Third Party Security Agreement, dated as of the date hereof (the “Second Lien Third Party Security Agreement”), executed by each Subsidiary Guarantor in favor of Lender, as amended, restated, supplemented or otherwise modified from time to time; and (c) any similar document executed thereafter pursuant to the terms hereof or otherwise in connection herewith after the Closing Date (including any intellectual property security agreement).

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

“Subordinated Debt” means all indebtedness which (a) is designated by Borrower in writing as “Subordinated Debt” and approved in writing by Lender, in Lender’s sole and absolute discretion, as subordinated to Borrower’s obligations to Lender under this Agreement and (b) is subject to subordination agreement(s) in form and substance satisfactory to Lender in Lender’s sole and absolute discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” has the meaning set forth in Section 8.06 hereof.

“Subsidiary Guarantor Subordinated Debt” has the meaning set forth in Section 8.06(i) hereof.

“Subsidiary Guarantor Subordinated Debt Payments” has the meaning set forth in Section 8.06(i) hereof.

“Swap Obligation” means, with respect to Borrower or any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by an taxing authority in any jurisdiction, including any interest, additions to tax or penalties applicable thereto.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower or its Subsidiaries connected with and symbolized by such trademarks.

“Treasury Rate” means, as of the applicable prepayment date, the per annum rate of interest (based on a year of 360 days) equal to the U.S. Treasury note yield to maturity for a term most nearly equal to the period from such prepayment date to the second anniversary of the Funding Date, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” (in the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the U.S. Treasury note yield to maturity).

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

Section 1.02 INTERPRETATION.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (ii) references to this Agreement include any and all Exhibits and Schedules hereto; (iii) references to words such as “herein,” “hereof’ and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (iv) the terms “includes” and “including” are not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement; (vi) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (vii) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change with the intent of having the respective positions of Lender and Borrower after such change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or indebtedness at the fair value thereof.

ARTICLE II. CREDIT TERMS

Section 2.01 LOAN; PAYMENTS.

(a) Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Funding Date. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower’s obligation to repay the Loan shall be evidenced by the promissory note dated as of the Funding Date substantially in the form of Exhibit D (the “Promissory Note”), all terms of which are incorporated herein by this reference.

(b) OID. Borrower agrees that the aggregate amount of the Loan to be advanced by Lender on the Funding Date shall be $24,500,000; provided, however, that the aggregate principal amount of the Loan to be paid on the Maturity Date or on any prepayment date of the Loan pursuant to the Loan Documents shall equal $25,000,000. The $500,000 discount shall be treated as original issue discount (“OID”) under the IRC, and Borrower agrees that it shall file all tax and information returns and other reports consistently with the foregoing. Borrower shall cooperate with Lender to determine the yield to maturity for the Loan and shall timely provide to Lender (and promptly respond to requests for) all relevant information that is reasonably available to Borrower to enable Lender to timely comply with their respective tax reporting obligations in respect of the Loan.

(c) Borrowing Procedures.

(i) The Loan shall be made by an irrevocable written request by an Authorized Person delivered to Lender. Such notice must be received by Lender no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (A) the amount of such borrowing, and (B) the requested Funding Date, which shall be a Business Day. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) If Lender has received a timely request for a borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of the borrowing available to Borrower on the Funding Date by transferring available funds equal to such proceeds to Borrower.

(d) Payments Generally. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.

(e) Mandatory Prepayments.

(i) If Borrower or any Material Subsidiary at any time or from time to time makes or agrees in writing to make an Asset Sale, then (A) Borrower shall promptly notify Lender of such proposed Asset Sale (including the amount of the estimated Net Cash Proceeds to be received in respect thereof) and (B) in connection with any mandatory prepayment under the First Lien Credit Agreement relating to such Asset Sale, the Net Cash Proceeds of such Asset Sale shall have been applied as provided in Section 2.01(e)(ii) of the First Lien Credit Agreement; provided, that (X) so long as all Debt under the First Lien Loan Documents has been paid in full and all commitments thereunder have been terminated, then (Y) within two (2) Business Days after such Asset Sale, Borrower shall, absolutely and unconditionally without notice or demand, prepay the outstanding Principal Amount of the Loan in an amount equal to fifty percent (50%) of such Net Cash Proceeds in connection therewith in accordance with Section 2.01(g) and Section 2.01(h). For the avoidance of doubt, if the Net Cash Proceeds of such Asset Sale have not been applied as provided in Section 2.01(e)(ii) of the First Lien Credit Agreement, due to a waiver in writing by First Lien Lender thereof, then Borrower shall prepay the outstanding Principal Amount of the Loan as set forth in clause (B)(Y) of this Section 2.01(e)(i) without any further requirement that such Net Cash Proceeds be first applied to prepayment of any Debt under the First Lien Loan Documents.

(ii) Within two (2) Business Days after any Debt Issuance by Borrower or any Material Subsidiary, then in connection with any mandatory prepayment under the First Lien Credit Agreement relating to such Debt Issuance, the Net Cash Proceeds of such Debt Issuance shall have been applied as provided in Section 2.01(e)(iii) of the First Lien Credit Agreement; provided, that (A) so long as all Debt under the First Lien Loan Documents has been paid in full and all commitments thereunder have been terminated, then (B) Borrower shall, absolutely and unconditionally without notice or demand, prepay the outstanding Principal Amount of the Loan in an amount equal to one hundred (100%) percent of the Net Cash Proceeds in connection with such Debt Issuance in accordance with Section 2.01(g) and Section 2.01(h). For the avoidance of doubt, if the Net Cash Proceeds of such Debt Issuance have not been applied as provided in Section 2.01(e)(iii) of the First Lien Credit Agreement, due to a waiver in writing by First Lien Lender thereof, then Borrower shall prepay the outstanding Principal Amount of the Loan as set forth in clause (B) of this Section 2.01(e)(ii) without any further requirement that such Net Cash Proceeds be first applied to prepayment of any Debt under the First Lien Loan Documents.

(f) Optional Prepayments. Borrower may, at any time upon not less than 30 calendar days’ and not more than 60 calendar days’ prior written notice to Lender, prepay in whole or in part the outstanding Principal Amount of the Loan in accordance with Section 2.01(g) and Section 2.01(h).

(g) Prepayment Premiums. If Borrower makes any prepayment of the Loan in accordance with Section 2.01(e) or Section 2.01(f), Lender shall be paid a prepayment premium on the date of such prepayment, in addition to the amount of the Loan prepaid, as follows: (a) if such prepayment is made on or prior to the second anniversary of the Funding Date, the Make-Whole Premium Amount; (b) if such prepayment is made after the second anniversary and on or prior to the third anniversary of the Funding Date, 3% of the aggregate amount of the Loan so prepaid; and (c) if such prepayment is made after the third anniversary and on or prior to the fourth anniversary of the Funding Date, 1% of the aggregate amount of the Loan so prepaid.

(h) Accrued Interest of Prepayments. In addition to the applicable prepayment premium pursuant to Section 2.01(g), any prepayment made pursuant to Section 2.01(e) or Section 2.01(f) shall be accompanied by accrued interest on the amount of the Loan being prepaid to the date of prepayment applicable thereto.

Section 2.02 INTENTIONALLY OMITTED.

Section 2.03 INTEREST.

(a) Interest. The outstanding principal amount of the Loan shall bear interest in the manner and at the rate of interest set forth in the Promissory Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Promissory Note.

Section 2.04 COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Lender under this Agreement and the other Loan Documents, including all indebtedness of Borrower to Lender under the Loan, Borrower and each Subsidiary Guarantor shall, pursuant to the Second Lien Security Agreements grant to Lender security interests of second priority (subject to Permitted Liens) in their respective interests in all of the “Collateral” under and as defined in the Second Lien Security Agreements, as applicable.

Section 2.05 GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Lender under this Agreement, the Promissory Note, and the other Loan Documents shall be guaranteed jointly and severally by each of the Subsidiary Guarantors, as evidenced by and subject to the terms of this Agreement and each Joinder Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

Borrower and each Subsidiary Guarantor makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement, shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower and each Subsidiary Guarantor to Lender subject to this Agreement, and which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date.

Section 3.01 LEGAL STATUS. Each of Borrower and each Subsidiary Guarantor is a corporation, partnership or limited liability company duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, partnership or limited liability company, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower or such Subsidiary Guarantor.

Section 3.02 AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower and each Subsidiary Guarantor party thereto, or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or the effect of laws relating to or affecting the rights of creditors generally.

Section 3.03 NO VIOLATION; CONSENTS.

(a) The execution, delivery and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or its Subsidiaries, or contravene any provision of such Person’s Organizational Documents, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries may be bound.

(b) The execution, delivery, and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing or recordation, as of the Closing Date.

Section 3.04 LITIGATION. There are no actions, claims, investigations, suits, or proceedings pending or, to the best of Borrower’s and each Subsidiary Guarantor’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which reasonably could be expected to have a Material Adverse Effect, other than the SEC Investigation. Schedule 3.04 sets forth a complete and accurate description of each of the actions, claims, investigations, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,500,000 that, as of the Closing Date, is pending or, to the best knowledge of Borrower and each Subsidiary Guarantor threatened, against Borrower or one of its Subsidiaries.

Section 3.05 CORRECTNESS OF FINANCIAL STATEMENTS. All historical financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender since May 17, 2011 have been prepared in accordance with (a) for all periods prior to the Restatement Completion, the Saba Prerestatement Standards, and (b) for all periods on or after the Restatement Completion, GAAP (except, in each case, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower and its Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since August 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to Borrower and its Subsidiaries (other than the need to conduct the Restatement Completion, the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation).

Section 3.06 INCOME TAX RETURNS. Neither Borrower nor any Subsidiary Guarantor has any knowledge of any pending assessments or adjustments of its or its Subsidiaries’ income tax payable with respect to any year.

Section 3.07 NO SUBORDINATION. Other than the Intercreditor Agreement, there is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower’s or any Subsidiary Guarantor’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary Guarantor.

Section 3.08 PERMITS, FRANCHISES. Borrower and each of its Subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses reasonably required for the conduct of such Person’s business and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 3.09 ERISA. Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA; Borrower and each of its Subsidiaries have not violated any provision of any Plan maintained or contributed to by Borrower or such Subsidiary; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries; Borrower and each of its Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

Section 3.10 OTHER OBLIGATIONS. Set forth on Schedule 3.10 is a true and complete list of all Debt of Borrower and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Debt as of the Closing Date. Neither Borrower nor any of its Subsidiaries is (a) in default on any obligation for borrowed money or any purchase money obligation in the principal amount of Five Hundred Thousand Dollars ($500,000) or more (either individually or in the aggregate considering all similar obligations then in default) or (b) in default on any other material lease, commitment, contract, instrument or obligation, which default could reasonably be expected to have a Material Adverse Effect.

Section 3.11 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.11 hereto, each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect such Person’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Borrower or any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 3.12 SUBSIDIARIES. None of Borrower or any Subsidiary Guarantor owns any Equity Interest in any Person other than the Subsidiaries set forth on Schedule 3.12 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) hereto. As of the Closing Date, Schedule 3.12 sets forth a true and complete list of the Material Domestic Subsidiaries and the Material Foreign Subsidiaries.

Section 3.13 TRUTH, ACCURACY OF INFORMATION. To the best of Borrower’s and each Subsidiary Guarantor’s knowledge, no statement of financial or other information furnished by Borrower or any Subsidiary Guarantor to Lender in connection with this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by Borrower or any Subsidiary Guarantor to Lender (in each case, except to the extent that such untruth or omission is related to any statement made prior to the Restatement Completion in connection with delivery of financial statements that are being restated in connection with the Restatement Completion); provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein (in each case, except for projections delivered prior to the Restatement Completion that are impacted by any Restatement-Related Event).

Section 3.14 COMPLIANCE WITH LAWS. Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (except in connection with Borrower’s failure to timely file with the United States Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 29, 2012, August 31, 2012, November 30, 2012, and February 28, 2013 and its Annual Reports on Form 10-K for the fiscal years ended May 31, 2012 and May 31, 2013). Without limiting the generality of the foregoing, to the extent applicable, Borrower and each Subsidiary Guarantor is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loan made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.15 GOVERNMENTAL REGULATION; OFAC. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the indebtedness and obligations arising under the Loan Documents to which it is a party unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a

“principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. Neither Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of the Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 3.16 MUTUAL BENEFIT. The funds that have been and are to be borrowed from Lender by Borrower have been and are to be contemporaneously paid to or used for the benefit of each Subsidiary Guarantor. It is the position, intent and expectation of the parties that each of Borrower and each Subsidiary Guarantor has derived and will continue to derive significant, substantial and direct benefits from the accommodations that have been made by Lender under the Loan Documents and that each of Borrower and each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code) and more than sufficient consideration to support the indebtedness, obligations, liens and security interests created under the Loan Documents and all repayments or other transfers made or to be made to Lender. To the extent, if any, that funds are transferred by any of Borrower or any Subsidiary Guarantor to Borrower or any other Subsidiary Guarantor, as the case may be, which such recipient intends to be used to repay Lender, it is the position, intent and expectation of the parties that: (a) such funds shall in fact be used to contemporaneously repay Lender; (b) to the maximum extent permitted by law, these transfers constitute contemporaneous exchanges for value given to the transferor and, therefore, shall qualify for the protection and benefits of Section 547(c) of the Bankruptcy Code; and (c) in any event, Lender, as the immediate transferee of such funds, shall take them in “good faith” and without “knowledge of the voidability of the transfer” as between Borrower and such Subsidiary Guarantor or as between Subsidiary Guarantors, as the case may be, if any, as those phrases are used in Section 550(b) of the Bankruptcy Code. To the extent that any payment or collateral proceeds received by Lender hereunder is subsequently avoided or otherwise required to be paid over to any other person or entity, then the obligation or indebtedness which had been paid, reduced or satisfied by such payment or receipt of collateral proceeds shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

Section 3.17 SOLVENCY. Borrower and each Subsidiary Guarantor is Solvent. None of Borrower or any Subsidiary Guarantor will be rendered not Solvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

ARTICLE IV. CONDITIONS

Section 4.01 CONDITIONS PRECEDENT TO FUNDING. The obligation of Lender to make the Loan contemplated by this Agreement is subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed and delivered:

(i) This Agreement, the Second Lien Borrower Security Agreement (as defined in the definition of “Second Lien Security Agreements”), the Second Lien Third Party Security Agreement (as defined in the definition of “Second Lien Security Agreements”), the Intercreditor Agreement and the Promissory Note.

(ii) Corporate resolutions and incumbency certificates from or on behalf of Borrower and each Subsidiary Guarantor certified as of the date hereof by the Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iii) A true and correct copy of Borrower’s and each Subsidiary Guarantor’s Organizational Documents, certified as of a recent date by the Secretary of State of such Person’s jurisdiction of incorporation, organization or formation, as applicable, and certified as of the date hereof to be a true and correct copy thereof by a Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iv) A good standing and/or tax good standing certificate for Borrower and each Subsidiary Guarantor from each such Person’s jurisdiction of organization and each other jurisdiction reasonably requested by Lender as of a recent date, and, if requested by Lender, a bring-down certificate by facsimile dated on or about the Closing Date.

(v) All security agreements, pledge agreements, guaranties, UCC-1 financing statements, UCC amendments and other documentation from Borrower, each Subsidiary Guarantor and each other Person required by Lender for the creation, perfection and preservation of the personal property security interests described in Section 2.04 hereof, including, without limitation, if requested by Lender, (x) unless already provided to the First Lien Lender, the original stock certificates of each corporate Subsidiary Guarantor and any original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) and any other original documents evidencing any other equity interest of a Subsidiary Guarantor (to the extent that a Lien on such equity can be perfected by possession of such documents), and (y) current UCC searches covering Borrower and each Subsidiary Guarantor from such jurisdictions as Lender shall require.

(vi) A legal opinion from counsel to Borrower in form and substance satisfactory to Lender.

(vii) Such other documents as Lender may require under any other Section of this Agreement.

(b) Searches. Lender shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for Borrower and each Subsidiary Guarantor, and (ii) OFAC/PEP searches and customary individual background searches for Borrower’s and each Subsidiary Guarantor’s senior management and key principals, the results of which shall be satisfactory to Lender.

(c) Financial Condition. There shall have been no Material Adverse Effect since February 28, 2013.

(d) Insurance. Borrower shall have delivered to Lender evidence of insurance coverage on all Borrower’s and each Subsidiary Guarantor’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Lender, and where required by Lender, with loss payable and additional insured endorsements in favor of Lender.

(e) Fees and Expenses. Borrower shall have paid all fees and invoiced costs and expenses then due pursuant to the terms of this Agreement.

(f) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Funding Date, and no Default or Event of Default shall have occurred and be continuing or shall result from the Loan.

(g) Documentation. Lender shall have received all additional documents which may be required in connection with the Loan as requested by Lender.

ARTICLE V. AFFIRMATIVE COVENANTS

Borrower and each Subsidiary Guarantor covenant that any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Lender under any of the Loan Documents remain outstanding, and until payment in full of all indebtedness and obligations of Borrower and each Subsidiary Guarantor subject hereto, Borrower and each Subsidiary Guarantor shall, unless Lender otherwise consents in writing:

Section 5.01 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 5.02 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with (a) for all periods prior to the Restatement Completion, the Saba Prerestatement Standards, and (b) for all periods on or after the Restatement Completion, GAAP, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and the Subsidiary Guarantors (in each case, during normal business hours and upon reasonable advance notice (it being understood and agreed that 24 hours advance notice is reasonable)); provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Lender for more than 1 financial examination during any calendar year or more than 1 business/recurring revenue valuation during any calendar year.

Section 5.03 FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender:

(a) promptly after the sending or filing thereof, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower beginning with the fiscal year ending May 31, 2013 (provided that, for the fiscal year ending May 31, 2013, such 120 day period shall not apply and instead the applicable deadline shall be the 90th (ninetieth) day following the Restatement Completion), copies of each Form 10-K report (including the financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)), filed by Borrower with the United States Securities and Exchange Commission or any successor agency and, concurrently therewith, consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth), together with a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(b) promptly after the sending or filing thereof, but in no event later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, (i) beginning with the first fiscal quarter ending after the 90th (ninetieth) day following the Restatement Completion, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission, and (ii) the consolidated and consolidating financial statements of Borrower, prepared by Borrower, to include balance sheets, income statements, statements of retained earnings and statements of cash flows and a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(c) no later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a report, in form satisfactory to Lender, detailing the terms and conditions of any earn-out or holdback obligations incurred in connection with any Acquisitions consummated during such fiscal quarter (other than any Acquisitions consummated prior to the Closing Date);

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements, if any, that Borrower may file or be required to file with the United States Securities and Exchange Commission or any successor agency under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Lender pursuant hereto;

(e) monthly (not later than the 20th day of each month), (i) an unaudited consolidated income statement and balance sheet covering Borrower’s and its Subsidiaries’ operations during such period, (ii) a Credit Amount Certificate, including Recurring Revenue detail for the trailing twelve month period, and (iii) a detailed report regarding Borrowers’ and its Domestic Subsidiaries’ Cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash;

(f) semi-annually (not later than the date that unaudited financial statements are required to be delivered for the second fiscal quarter and the last fiscal quarter of each fiscal year), a report separately detailing Borrower’s retention statistics for recurring maintenance and software-as-a-service and hosting contracts;

(g) (i) annually (not later than the earlier of (A) 10 days after Borrower’s board of directors approves Borrower’s business plan for a fiscal year, or (B) 60 days after the end of the fiscal year), copies of Borrower’s business plan, in the form provided to Borrower’s board of directors, and with underlying assumptions which are reasonable under the circumstances, for the forthcoming fiscal year, quarter by quarter, certified by the senior financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby, and (ii) within 10 Business Days of the Restatement Completion, an updated business plan, in form provided to Borrower’s board of directors and otherwise reasonably satisfactory to Lender, and with underlying assumptions which are reasonable under the circumstances, through the fiscal quarter ended August 31, 2015, on a fiscal quarter by fiscal quarter basis, certified by the senior financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the periods covered thereby (the “Restatement Projections”);

(h) if, as of any date of determination, Availability plus Qualified Cash of Borrower and its Domestic Subsidiaries is less than $15,000,000, no later than forty-five (45) days after the end of the fiscal quarter in which such date of determination occurs and within forty-five (45) days after the end of each fiscal quarter of Borrower thereafter, (i) a summary aging of Borrower’s and its Subsidiaries’ accounts receivable, (ii) a summary aging, by vendor, of Borrower’s and its Subsidiaries’ accounts payable, and any book overdraft, (iii) a reconciliation of the prior quarter’s deferred revenue balance between Borrower’s and its Subsidiaries’ balance sheet and Borrower’s and its Subsidiaries’ general ledger, and (iv) a report detailing Borrower’s and its Subsidiaries’ accrued, but unpaid taxes;

(i) (a) a copy of its Annual Report on Form 10-K for Borrower’s fiscal year ended May 31, 2012 filed by Borrower with the United States Securities and Exchange Commission (with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)), (b) consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for Borrower’s fiscal year ended May 31, 2012, and (c) a duly completed Compliance Certificate executed by a senior financial officer of Borrower for Borrower’s fiscal year ended May 31, 2012, in each case on or before February 28, 2014; and

(j) from time to time such other information as Lender may reasonably request;

provided that if any such material is electronically filed by Borrower or any of its Subsidiaries with the United States Securities and Exchange Commission and is publicly available through the internet or other electronic means, Borrower will notify Lender promptly following such filing and upon the request of Lender, furnish a copy of such materials to Lender. Delivery of notice to Lender that such material has been electronically filed and is publicly available shall satisfy the delivery requirements with regard to such report or information.

Section 5.04 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises reasonably necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower or such Subsidiary Guarantor is organized and/or which govern Borrower’s or such Subsidiary Guarantor’s continued existence; and comply, and cause each of its Material Subsidiaries to comply, with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or any of its Material Subsidiaries and/or reasonably necessary for the conduct of such Person’s business.

Section 5.05 INSURANCE. At Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located and covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender, as its interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Lender, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Lender and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 5.06 FACILITIES. Keep, and cause its Subsidiaries to keep, all properties useful, necessary or reasonably required in the conduct of Borrower’s and its Subsidiaries’ business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

Section 5.07 TAXES AND OTHER LIABILITIES. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or its Subsidiary (as applicable) may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or its Subsidiary (as applicable) has made provision, to Lender’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.

Section 5.08 LITIGATION. Promptly give notice in writing to Lender of (a) any litigation pending or, to Borrower’s knowledge, threatened against Borrower or any of its Subsidiaries with a claim in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00), (b) any litigation pending or, to Borrower’s knowledge, threatened in writing against Borrower or any of its Subsidiaries, that is related to the Restatement Completion or the NASDAQ Listing Event, or (c) any investigation or proceeding by any Governmental Authority that is related to the Restatement Completion or the NASDAQ Listing Event.

Section 5.09 FINANCIAL COVENANTS.

(a) Borrower shall have EBITDA of at least the required amount set forth on Schedule 5.09(a) for the period applicable thereto.

(b) Borrower shall maintain Availability plus Qualified Cash of an amount greater than or equal to the applicable Financial Covenant Liquidity Amount at all times.

(c) Borrower shall have total outstanding Debt less Cash and Cash Equivalents of no more than the amount set forth on Schedule 5.09(c) on the dates therein listed.

(d) Borrower shall have, on the last day of each fiscal quarter set forth on Schedule 5.09(d), a Minimum Fixed Charge Coverage Ratio of no less than the ratio set forth on Schedule 5.09(d) for such fiscal quarter.

(e) Borrower shall have, on the last day of each fiscal quarter set forth on Schedule 5.09(e), a Net Leverage Ratio of no higher than the ratio set forth on Schedule 5.09(e) for such fiscal quarter.

Section 5.10 NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary Guarantor; (c) the occurrence and nature of any Reportable Event or

Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00).

Section 5.11 SECURITY; JOINDER AGREEMENT; FOREIGN SUBSIDIARIES. At all times maintain in favor of Lender perfected security interests in all assets in which, under the provisions of this Agreement and the other Loan Documents, Lender has obtained or is to obtain a security interest, of such priority as is designated herein; take such actions (including, without limitation, the filing of financing statements and fixture filings or providing authorization for Lender to file same) as Lender deems necessary and appropriate to protect Lender’s security interests; and provide to Lender such assurances as Lender may require as to Borrower’s and each Subsidiary Guarantor’s compliance herewith. Borrower shall at all times cause each Material Domestic Subsidiary to be a Subsidiary Guarantor hereunder and Borrower shall cause each Person that becomes a Material Domestic Subsidiary after the Closing Date to execute and deliver a Joinder Agreement, security agreement, pledge agreement, control agreement and/or any and all other agreements, documents or opinions reasonably requested by Lender to cause such Person to be a Subsidiary Guarantor under this Agreement and to perfect or maintain the perfected security interest of Lender in the assets of such Material Domestic Subsidiary as required hereunder or the other Loan Documents within ten (10) Business Days after such Person becomes a Material Domestic Subsidiary. Borrower shall execute such agreements, documents or instruments, or take such other actions, as Lender reasonably deems necessary in order to effectuate the pledge to Lender of security interests in Borrower’s ownership interest in all Domestic Subsidiaries and Material Foreign Subsidiaries (such pledge, with respect to any Material Foreign Subsidiary, exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary) and after the Closing Date, Borrower shall and shall cause each Subsidiary that owns a Domestic Subsidiary or a Material Foreign Subsidiary from time to time (including any Material Foreign Subsidiary of a Domestic Subsidiary) after the Closing Date, to execute, or cause to be executed, such agreements, documents or instruments, or take such other actions, as Lender reasonably deems necessary in order to effectuate the pledge to Lender of security interests in Borrower’s and/or Borrower’s Subsidiaries’ ownership interest in such Domestic Subsidiary or Material Foreign Subsidiary (such pledge, with respect to any Material Foreign Subsidiary, exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary). In addition, Borrower and each Subsidiary Guarantor shall, upon request of Lender, deliver to Lender as additional collateral for their obligations hereunder all original stock certificates of such Subsidiary Guarantor and all original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) to the extent that the pledge thereof is required hereunder.

Section 5.12 DEPOSIT ACCOUNTS; CASH MANAGEMENT SERVICES. Borrower shall and shall cause the Subsidiary Guarantors to maintain substantially all of their deposit accounts and cash management services with First Lien Lender or one of its Affiliates.

Section 5.13 FURTHER ASSURANCES.

(a) From time to time hereafter, Borrower and each Subsidiary Guarantor will execute and deliver such additional instruments, certificates or documents, and will take all such actions as Lender may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Loan Documents or for the purpose of more fully perfecting or renewing the rights of Lender with respect to the rights, properties or assets subject to such documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be a part thereof). Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, Borrower will execute and deliver all necessary applications, certifications, instruments and other documents and papers that Lender may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

(b) Borrower shall, upon the request of Lender, from time to time, execute and deliver and, if necessary, file, register and record such further financing statements, amendments, continuation statements and other documents and instruments and take such further action as may be reasonably necessary to effect the provisions of this Agreement, and the other Loan Documents. Borrower shall pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Loan Documents and such instruments of further assurance.

ARTICLE VI. NEGATIVE COVENANTS

Borrower and each Subsidiary Guarantor further covenant that so long as any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Lender under any of the Loan Documents remain outstanding, and until payment in full of all indebtedness and obligations of Borrower subject hereto, Borrower and each Subsidiary Guarantor will not without Lender’s prior written consent:

Section 6.01 USE OF FUNDS.

(a) Use any of the proceeds of the Loan extended hereunder except, consistent with the terms and conditions hereof, for repayment of the amounts owing under the First Lien Credit Agreement, for general corporate and working capital purposes, and to pay costs and expenses incurred in connection with the closing of the Loan.

(b) Use any part of the proceeds of the Loan made to Borrower to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the United States Federal Reserve) or to extend credit to others for the purpose of purchasing or carrying any such margin stock, in each case, in contravention of said Regulation U, or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

Section 6.02 [INTENTIONALLY OMITTED]

Section 6.03 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist, or permit any of its Subsidiaries to create, incur, assume or permit to exist, any Debt (including any indebtedness or liabilities resulting from borrowings, loans or advances), whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or any Subsidiary Guarantor owing to Lender, (b) any other liabilities of Borrower or any Subsidiary Guarantor existing as of the date hereof and disclosed on Schedule 3.10 hereto, (c) Capital Leases in an aggregate amount not to exceed Four Million Six Hundred Thousand Dollars ($4,600,000.00), (d) intercompany loans owing to Borrower or any of its Material Subsidiaries permitted pursuant to Section 6.06, (e) Subordinated Debt, (f) Debt secured by Permitted Liens, (g) unsecured earn-outs or customary holdbacks that are incurred concurrently with the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) at the time of such incurrence, no Event of Default has occurred and is continuing or would result therefrom, and (ii) such unsecured Debt is not incurred for working capital purposes, (h) Debt permitted pursuant to Section 6.05 or Section 6.06 and (i) the liabilities of Borrower or any Subsidiary Guarantor to the First Lien Lender pursuant to the First Lien Credit Agreement and the other “Loan Documents” (as defined in the First Lien Credit Agreement).

Section 6.04 MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a) Merge into or consolidate with any other entity, or permit any of its Subsidiaries to merge into or consolidate with any other entity, except (i) in connection with a Permitted Acquisition permitted hereunder or (ii) in the case of any merger or consolidation of any Subsidiary of Borrower into or with any other Subsidiary of Borrower (so long as, if such merger or consolidation involves a Subsidiary Guarantor, such Subsidiary Guarantor remains the surviving entity in any such merger or consolidation) or with or into Borrower (so long as Borrower remains the surviving entity in any such merger or consolidation); make, or permit any of its Subsidiaries to make, any substantial change in the nature of Borrower’s or any Subsidiary Guarantor’s business as conducted as of the date hereof; acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the assets of any other entity, except in connection with a Permitted Acquisition.

(b) Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, (i) any Intellectual Property that is necessary or material to the conduct of its business other than the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business, or (ii) any of its other assets, except, in the case of this clause (ii), (A) in the ordinary course of its business, (B) in connection with the liquidation of any Subsidiary that is not a Material Subsidiary, (C) in connection with the liquidation of any Subsidiary Guarantor so long as such assets are transferred to Borrower or any Subsidiary Guarantor, (D) in connection with the liquidation of any Material Foreign Subsidiary so long as such assets are transferred to Borrower, any Subsidiary Guarantor, or any Material Foreign Subsidiary, (E) in transactions expressly permitted under Section 6.04(a), Section 6.06, Section 6.07, or Section 6.08, or (F) in a single transaction in an amount not to exceed One Million One Hundred and Fifty Thousand Dollars ($1,150,000.00) and, together with all other dispositions of assets under this Section 6.04(b)(ii)(F), in an aggregate amount not to exceed Five Million Seven Hundred and Fifty Thousand Dollars ($5,750,000.00).

Section 6.05 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, or permit any of its Subsidiaries to do any of the foregoing for, any liabilities or obligations of any other person or entity, except any of the foregoing (a) in favor of Lender, (b) in favor First Lien Lender, (c) by Borrower with respect to obligations of any of its Subsidiaries permitted both hereunder and under the First Lien Credit Agreement, in each case in the ordinary course of business, or (d) in an aggregate amount not to exceed One Million One Hundred and Fifty Thousand Dollars ($1,150,000.00).

Section 6.06 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Lender in writing prior to, the date hereof, (b) Permitted Acquisitions in an aggregate amount of Cash Acquisition Consideration not to exceed Forty Six Million Dollars ($46,000,000.00) during the term of this Agreement, (c) any of the foregoing among Borrower and the Subsidiary Guarantors, (d) any of the foregoing among any of Borrower’s Foreign Subsidiaries, (e) so long as no Event of Default has occurred and is continuing or would result therefrom and Availability plus Qualified Cash is in excess of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) both before and after giving effect thereto, intercompany loans or advances from Borrower or any Subsidiary Guarantor to any Subsidiary of Borrower, (f) any of the foregoing consisting of deposit accounts, Cash Equivalents or Marketable

Securities or otherwise made in accordance with Borrower’s investment policy as of the date hereof, (g) advances to employees in the ordinary course of business in an aggregate outstanding amount not to exceed One Million One Hundred and Fifty Thousand Dollars ($1,150,000.00) at any one time and (h) any of the foregoing not described in the preceding clauses (a) through (g), in an amount not to exceed Two Hundred Eighty Seven Thousand and Five Hundred Dollars ($287,500.00) in any fiscal year.

Section 6.07 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution, or permit any of its Subsidiaries to declare or pay any dividend, either in cash or any other property on Borrower’s or any of its Subsidiaries’ Equity Interests now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any of its Subsidiary’s Equity Interests now or hereafter outstanding; provided however, that Borrower may so long as no Event of Default has occurred and is continuing or would result therefrom, (a) repurchase Borrower’s Equity Interests in an aggregate amount not to exceed (i) Nine Hundred Thousand Dollars ($900,000.00) during any period of twelve (12) consecutive months and (ii) Two Million Nine Hundred Thousand Dollars ($2,900,000.00) in the aggregate for so long as Borrower has any Indebtedness outstanding under the Loan Documents and (b) pay dividends made solely in Borrower’s common Equity Interests; and provided further that, Borrower or any Subsidiary Guarantor may purchase common stock or common stock options from its present or former officers or employees upon the death, disability or termination of employment of such officer or employee in an aggregate amount not to exceed $2,500,000.00 during any period of twelve (12) consecutive months.

Section 6.08 PLEDGE OF ASSETS. (a)Mortgage, pledge, grant or permit to exist a security interest in, or lien upon all or any portion of Borrower’s or any Subsidiary Guarantor’s assets, now owned or hereafter acquired (including any Collateral), or permit any of its Subsidiaries to mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Subsidiary’s Intellectual Property, now owned or hereafter acquired, in each case, except Permitted Liens, or (b) enter into any agreement, document, instrument or other arrangement, or permit any of its Subsidiaries to enter into any agreement, document, instrument or other arrangement, (except with or in favor of Lender) with any Person which agreement, document, instrument or other arrangement directly or indirectly prohibits or has the effect of prohibiting Borrower or any of its Subsidiaries from assigning, mortgaging, pledging or granting a security interest in, upon or encumbering any of Borrower’s or any of its Subsidiaries’ Intellectual Property.

Section 6.09 PREPAYMENTS. (a) Optionally prepay, redeem, defease, purchase, or otherwise acquire any Debt of Borrower or any Subsidiary Guarantor, other than (i) the obligations and indebtedness incurred under the Loan Documents in accordance with this Agreement, (ii) the obligations and indebtedness incurred under the First Lien Credit Agreement in accordance therewith and (iii) intercompany loans permitted under this Agreement, or (b) make any payment on account of Debt that has been contractually subordinated in right of payment to the obligations and indebtedness incurred under the Loan Documents if such payment is not permitted at such time under the applicable subordination terms and conditions.

Section 6.10 AMENDMENTS. Directly or indirectly, amend, modify, or change any of the terms or provisions, or permit any of its Subsidiaries to directly or indirectly, amend, modify, or change any of the terms or provisions, of (a) any agreement, instrument, document, indenture, or other writing evidencing or concerning Debt other than (i) the Loan Documents in accordance with the terms thereof, or (ii) Debt permitted pursuant to Section 6.03(c) or Section 6.03(d), or (b) the Organizational Documents of Borrower or any of its Subsidiaries, in each case, if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.

ARTICLE VII. EVENTS OF DEFAULT

Section 7.01 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower or any Subsidiary Guarantor shall fail to pay (i) when due any principal or interest, payable under any of the Loan Documents or (ii) within five (5) Business Days after when due any other amounts payable under the Loan Documents (other than as set forth in Section 7.01(a)(i)).

(b) Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower, any Material Subsidiary or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made (other than due to any financial statement furnished to Lender prior to the Restatement Completion being prepared in accordance with Saba Prerestatement Standards).

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Section 5.03(i), Section 5.05 or Section 5.09 or ARTICLE VI.

(d) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Section 5.03, and such default continues for a period of five (5) Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower, or (ii) the date on which written notice thereof is given to Borrower by Lender.

(e) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those otherwise specifically described as an “Event of Default” in this Section 7.01), and such default continues for a period of twenty (20) days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower, or (ii) the date on which written notice thereof is given to Borrower by Lender.

(f) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents or the First Lien Loan Documents) between Borrower or any Material Subsidiary and Lender, or pursuant to which Borrower or any of its Material Subsidiaries has incurred any Debt in excess of Two Hundred Eighty Seven Thousand and Five Hundred Dollars ($287,500.00) to any person or entity.

(g) Borrower or any of its Material Subsidiaries shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any of its Material Subsidiaries shall file an Insolvency Proceeding; Borrower or any of its Material Subsidiaries shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary Insolvency Proceeding; any petition commencing an involuntary Insolvency Proceeding against Borrower or any of its Material Subsidiaries is not timely controverted by Borrower or such Material Subsidiary; any petition commencing an involuntary Insolvency Proceeding against Borrower or any of its Material Subsidiaries is not dismissed within 60 calendar days of the date of the filing thereof; or Borrower or any of its Material Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any of its Material Subsidiaries by any court of competent jurisdiction in any involuntary Insolvency Proceeding.

(h) One or more judgments, orders, or awards for the payment of money (including any judgments or orders to pay fines, penalties, or other amounts in connection with the SEC Investigation) involving an aggregate amount of One Million One Hundred and Fifty Thousand Dollars ($1,150,000.00), or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any of its Material Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

(i) An event or circumstance that has had a Material Adverse Effect occurs (other than the need to conduct the Restatement Completion, the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation).

(j) Except as not prohibited under Article VI, the dissolution or liquidation of Borrower or any of its Material Subsidiaries; or Borrower or any of its Material Subsidiaries, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any of its Material Subsidiaries.

(k) A Change of Control occurs.

(l) A Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries (i) fails to comply in any material respect with any applicable provisions of ERISA, (ii) violates any provision of any Plan it maintains or to which it contributes, (iii) fails to meet its minimum funding requirements under ERISA with respect to each Plan, or (iv) is unable to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

(m) This Agreement or any of the other Loan Documents ceases to be in full force and effect (including, without limitation, the failure of any collateral document to create a valid and perfected security interest or lien) other than due to the act or omission of Lender.

(n) (i) The occurrence and continuation of an “Event of Default” under (and as defined in) Section 7.01(a) of the First Lien Credit Agreement or (ii) the acceleration, by the First Lien Lender following the occurrence of an “Event of Default” under (and as defined in) the First Lien Credit Agreement, of the obligations under the First Lien Credit Agreement.

Section 7.02 REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; and (b) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to foreclose upon any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII. MISCELLANEOUS

Section 8.01 NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 8.02 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SABA SOFTWARE, INC. 2400 BRIDGE PARKWAY REDWOOD SHORES, CA 94065 ATTN: MARK ROBINSON FACSIMILE: (650) 581-2545

SUBSIDIARY GUARANTORS:	C/O SABA SOFTWARE, INC. 2400 BRIDGE PARKWAY REDWOOD SHORES, CA 94065 ATTN: MARK ROBINSON FACSIMILE: (650) 581-2545

LENDER:	VECTOR TRADING (CAYMAN), LP 1 MARKET PLAZA STEUART TOWER, FLOOR 23 SAN FRANCISCO, CA 94105 ATTN: YUNHEE YOO FACSIMILE: (415) 293-5100

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or electronic email, upon receipt.

Section 8.03 COSTS AND EXPENSES; INDEMNIFICATION.

(a) Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Lender’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the reasonable actual charges paid or incurred by Lender if it elects to employ the services of one or more third persons to perform financial exams or analyses of Borrower’s and its Subsidiaries’ business/recurring revenue valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Lender for more than 1 financial examination during any calendar year or more than 1 business/recurring revenue valuation during any calendar year, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower, any Subsidiary Guarantor or any other person or entity.

(b) Borrower and each Subsidiary Guarantor jointly and severally agrees to indemnify and hold harmless Lender, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys fees) which an Indemnified Party may incur or be subject to as a result of any claim against an Indemnified Party by any Person other than Borrower or any Subsidiary (except to the extent that such claim by Borrower or any Subsidiary against any Indemnified Party is unsuccessful) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement or any of the other Loan Documents; provided, however, that Borrower and each Subsidiary Guarantor shall not be required to indemnify an Indemnified Party for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of such Indemnified Party as finally determined by a court of competent jurisdiction. Nothing in this Section 8.03 is intended to limit the obligations of Borrower or any Subsidiary Guarantor to pay its obligations under this Agreement or the other Loan Documents.

(c) TAXES.

(i) All payments required to be made by or on account of any obligation of Borrower or any Subsidiary Guarantor under any Loan Document shall be made to Lender free and clear of, and without deduction for, any and all present and future Taxes. If Borrower or any Subsidiary Guarantor shall be required by law to deduct any Taxes from or in respect of any such payment, (A) if such Taxes are Non-Excluded Taxes, the sum payable by Borrower and each Subsidiary Guarantor shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.03(c)) Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower or such Subsidiary Guarantor, as applicable, shall make such deductions, and (C) Borrower or such Subsidiary Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. As soon as practicable but no later than thirty (30) days after the date of any payment of Taxes, Borrower or such Subsidiary Guarantor, as applicable, shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. Borrower and each Subsidiary Guarantor shall indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of any Other Taxes and any Non-Excluded Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 8.03(c)) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Borrower and each Subsidiary Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. In addition, if any change in law shall subject Lender to any Taxes, excluding Connection Income Taxes and Taxes described in clauses (ii) and (iii) of the definition of Non-Excluded Taxes (“Increased Cost Taxes”) on its loans, loan principal, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto, and the result of the foregoing shall be to increase the cost to Lender of making, continuing or maintaining such Loan or other obligation, or to reduce the amount of any sum received or receivable by Lender hereunder, then upon the request of Lender, Borrower and each Subsidiary Guarantor shall indemnify and, within ten (10) days pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. A certificate of Lender setting forth the amounts necessary to compensate Lender for any such Increased Cost Taxes and delivered to Borrower shall be conclusive absent manifest error.

(ii) If Lender is not a U.S. Person, Lender shall deliver to the Borrower on or prior to the date on which Lender becomes Lender under this Agreement, and from time to time thereafter as reasonably requested by Borrower, a duly signed completed copy of whichever of the following is applicable: IRS Form W-8BEN, IRS Form W-8ECI, or IRS Form W-8IMY. In the case that Lender is not a U.S. Person that is claiming the benefits of the exemption for portfolio interest pursuant to Section 881(c) of the IRC, Lender shall to the extent it is legally entitled to do so also deliver to Borrower a certificate to the effect that Lender is not a “bank” within the meaning of IRC Section 881(c)(3)(A), a “10 percent shareholder” of the Borrower within the meaning of IRC Section 881(c)(3)(B), or a “controlled foreign corporation” described in IRC Section 881(c)(3)(C). Thereafter, upon request from time to time by Borrower, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower such other duly completed and signed copies of one of such IRS W-8 forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities), and such supplementary documentation as may then be prescribed under then current United States laws and regulations, as a basis for claiming exemption from, or reduction of, United States withholding taxes in respect of payments to be made to Lender pursuant to this Agreement; provided, however, that delivery of such documentation shall not be required if in Lender’s reasonable judgment the completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Lender agrees that it shall promptly notify the Borrower if any form or certification previously delivered becomes inaccurate if such inaccuracy would modify or render invalid any previously claimed exemption or reduction.

(iii) If a payment made to Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

The provisions of this Section 8.03 shall survive any assignment of rights by, or the replacement of Lender, the termination of this Agreement and the payment in full, satisfaction or discharge of all the obligations of Borrower and each Subsidiary Guarantor hereunder or any other Loan Document.

Section 8.04 SUCCESSORS, ASSIGNMENT.

(a) This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor any Subsidiary Guarantor may assign or transfer its interests or rights hereunder without Lender’s prior written consent and any such prohibited assignment shall be absolutely void. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents to any Affiliate of Lender or any bona fide financial institution engaged in the business of extending credit; provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing at the time of such assignment, such assignee shall be reasonably acceptable to Borrower and (ii) such assignee shall not be a Direct Competitor. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary Guarantor or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

(b) Borrower shall maintain a register, in accordance with Section 5f.103-1(c) of the United States Treasury Regulations, at its principal office in Redwood Shores, California for the recordation of the names and addresses of Lender and its assignees, and the principal amounts (and stated interest) of the Loan owing to, each such Person pursuant to the terms hereof from time to time (the “Register”). Borrower shall promptly record on the Register each assignment of all or part of the Loan by Lender (or any assignee) pursuant to Section 8.04(a). Borrower and Lender hereby agree that the Loan and the other obligations evidenced by the Loan Documents are intended to be “registered obligations” within the meaning of IRC Sections 871(h) and 881(c), and this Section 8.04 and the other provisions of the Loan Documents shall be interpreted consistently therewith. The Register shall be available for inspection by Lender (and its assignees), at any reasonable time and from time to time upon reasonable prior notice. With respect to any participation sold by Lender or an assignee, Lender or such assignee shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no such Person shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that the Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender or such assignee shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Borrower agrees that each participant shall be entitled to the benefits of Section 8.03 (subject to the requirements and limitations therein, including the requirements under Section 8.03(c)(ii) (it being understood that the documentation required under Section 8.03(c)(ii) shall be delivered to the participating Lender)) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to this Section 8.04; provided that such participant shall not be entitled to receive any greater payment under Section 8.03 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation

Section 8.05 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender to or for the credit or the account of Borrower or any Subsidiary Guarantor against any and all of the obligations to Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such obligations. The rights of Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of setoff) that Lender may have. Lender agrees to notify Borrower or such Subsidiary Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.06 GUARANTY.

(a) Each Material Domestic Subsidiary of Borrower party hereto and each Material Domestic Subsidiary that becomes a guarantor of the Guaranteed Obligations pursuant to a Joinder Agreement (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (i) the obligations of Borrower under this Agreement, (ii) the obligations of Borrower under the other Loan Documents and (iii) all other obligations of Borrower to Lender, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Lender, heretofore, now or hereafter made, incurred or created, in each case, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for any Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such Insolvency Proceeding.

(i) Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, the maximum aggregate amount for which any Subsidiary Guarantor shall be liable under the Loan Documents shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement or any other Loan Document for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in this Section 8.06 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made by any Subsidiary Guarantor under any Loan Document.

(ii) To the extent that any Subsidiary Guarantor shall be required under any Loan Document to pay any portion of any indebtedness under any Loan Document exceeding the greater of (x) the amount of the economic benefit actually received by such Subsidiary Guarantor from the loans and other obligations under the Loan Documents and (y) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the indebtedness and other liabilities under the Loan Documents (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors on such date, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors on such date.

(b) Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 8.06, executed at any time by such Subsidiary Guarantor in favor of Lender; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 8.06, and Lender may enforce any and all of its respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 8.06, at any time executed by such Subsidiary Guarantor in favor of Lender, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Lender is relying upon the enforceability of this Section 8.06 and the Guaranteed Obligations as separate and distinct debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Lender would be denied the full benefit of its bargain if at any time this Section 8.06 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Lender under this Section 8.06. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Lender, evidencing such Subsidiary Guarantor’s obligations under this Section 8.06. Upon the occurrence of any Event of Default, a separate action or actions may be brought against any Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c) To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Lender can enforce under this Section 8.06, Lender by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 8.06 fully enforceable and nonavoidable.

(d) The liability of any Subsidiary Guarantor under this Section 8.06 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i) such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Lender’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) Lender may enforce this Section 8.06 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Lender, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

1) any Insolvency Proceeding;

2) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

3) any merger, acquisition, consolidation or change in structure of Borrower or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

4) any assignment or other transfer, in whole or in part, of Lender’s interests in and rights under this Agreement (including this Section 8.06) or the other Loan Documents;

5) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

6) Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

7) Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral therefor;

8) Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

9) any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Lender.

(e) Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Lender (as applicable under the relevant Loan Documents) may deem proper;

(iii) Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f) Each Subsidiary Guarantor waives and agrees not to assert:

(i) any right to require Lender to proceed against Borrower, any other guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Lender whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Subsidiary Guarantor or any other Person;

(iv) any defense based upon Lender’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 8.06, including any and all benefits that otherwise might be available to such Subsidiary Guarantor under any of California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Lender upon this guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Subsidiary Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) No Subsidiary Guarantor shall have any right to require Lender to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Lender or any other Person; or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Lender with respect thereto.

(h) Until the Guaranteed Obligations shall be satisfied in full, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 8.06, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 8.06; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Lender as against any Borrower or other guarantors or any other Person, whether in connection with this Section 8.06, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”) in each case, except to the extent not prohibited under ARTICLE VI.

If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Section 8.06, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Lender and shall be paid over or delivered to Lender for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 8.06 after giving effect to any concurrent payments or distributions to Lender in respect of the Guaranteed Obligations.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Lender, is hereby irrevocably authorized and empowered (in its own the name or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any its the rights or interests; and each Subsidiary Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of Lender and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.

(j) This guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) This guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Lender, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Lender contained in Section 8.03.

(l) The extensions of credit provided to or for the benefit of Borrower hereunder by Lender have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor. It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the extensions of credit to be made available by Lender under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, in Section 3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent.

(m) EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS Section 8.06. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

Section 8.07 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, each Subsidiary Guarantor and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by Borrower and Lender.

Section 8.08 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 8.09 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 8.10 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy and/or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

Section 8.13 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral: Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Section 8.14 CAPITAL REQUIREMENTS.

(a) If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s commitments hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based. In determining such amount, Lender may use any reasonable averaging and attribution methods. Borrower shall only be liable pursuant to this Section 8.14 for any amounts (A) incurred no more than 120 days prior to the date on which the demand for payment of such amount is first made to Borrower (provided that if an event or circumstance giving rise to such amount is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof), and (B) to the extent that Lender has required other similarly situated borrowers or obligors to pay comparable amounts in respect of such increased costs or reduced returns. If claiming reimbursement or compensation under this Section 8.14, Lender shall deliver to Borrower a notice of its intent to make such claim. Each such notice shall be delivered within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower and the Loan Documents first becomes aware of the specific facts on which such claim is to be based and shall include a certificate setting forth in reasonable detail the amount payable to Lender under this Section 8.14. Notwithstanding any other provision in this Agreement or any other Loan Document, Lender shall not be entitled to any reimbursement or compensation pursuant to this Section 8.14 for any period of time prior to such notice if Lender shall have not given notice within 120 days of the date the officer of Lender charged with the credit responsibility for Borrower first becomes aware of the specific facts on which such claim is to be based. The determination by Lender of any amount due pursuant to this Section 8.14, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(b) If Lender requests additional or increased costs referred to in clause (a) above relative to changed circumstances, then Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to clause (a) above and (ii) in the reasonable judgment of Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such designation or assignment.

(c) Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of this Section 8.14 and the protection of this Section 8.14 shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.

Section 8.15 PATRIOT ACT. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and the Subsidiary Guarantors and (b) OFAC/PEP searches and customary individual background checks for Borrower’s and the Subsidiary Guarantors’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall be for the account of Borrower.

Section 8.16 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 8.17 CONFIDENTIALITY. Lender and each of the Loan Parties agrees that the Confidentiality Agreement, dated as of May 9, 2013 (the “Confidentiality Agreement”), between Borrower and Vector Capital Corporation, a Delaware corporation, shall apply as between Lender and each of the Loan Parties as if Lender were “Vector” or “Receiving Party” thereunder, each of the Loan Parties was “the Company” or “Disclosing Party” thereunder, and all actions of such parties relating to this Agreement or any of the other Loan Documents were, collectively, the “Potential Transaction” thereunder. The Confidentiality Agreement shall so apply until the date that is one year after the repayment in full of the Loan and all other obligations of the Loan Parties under the Loan Documents.

Section 8.18 ACKNOWLEDGMENTS. Each of the Loan Parties acknowledges that:

(a) it has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the entering into the transactions contemplated by this Agreement and the other Loan Documents and making an informed decision with respect thereto; and

(b) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:

SABA SOFTWARE, INC., a Delaware corporation

By:	/s/ Peter E. Williams III
	Name:	Peter E. Williams III
	Title:	Executive Vice President

SUBSIDIARY GUARANTORS:

HAL ACQUISITION SUB INC., a Delaware corporation

By:	/s/ Peter E. Williams III
	Name:	Peter E. Williams III
	Title:	President

HUMANCONCEPTS, LLC, a California limited liability company

By:	/s/ Peter E. Williams III
	Name:	Peter E. Williams III
	Title:	President

Signature Page to Credit Agreement

LENDER:

VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands

By:	VCP CREDIT, L.L.C., its general partner

By:	/s/ David Baylor
	Name:	David Baylor
	Title:	Chief Operating Officer

Signature Page to Credit Agreement

EXHIBIT A TO

CREDIT AGREEMENT

[FORM OF] COMPLIANCE CERTIFICATE

VECTOR TRADING (CAYMAN), LP

1 MARKET PLAZA

STEUART TOWER, FLOOR 23

SAN FRANCISCO, CA 94105

ATTN: YUNHEE YOO

FACSIMILE: (415) 293-5100

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of July 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party thereto as Subsidiary Guarantors (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), and VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies that:

1. I am the duly elected [chief executive] [chief financial] officer of Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the [fiscal quarter] [fiscal year] covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and we have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default, during or at the end of the [fiscal quarter] [fiscal year] covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 5.03 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate present fairly, in all material respects, the financial condition of Borrower, as of the date and for the [fiscal quarter] [fiscal year] covered thereby; and

5. Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, including Section 5.09, Section 6.03, Section 6.04, Section 6.05, Section 6.06 and Section 6.07 thereof, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers have taken, are taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this              day of                      201  .

SABA SOFTWARE, INC., a Delaware corporation

By:
Name:
	Title:	[Chief Executive] [Chief Financial] Officer

EXHIBIT B TO

CREDIT AGREEMENT

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of [            ,      201_ is made by [            ] (the “Specified Subsidiary”) and the other parties listed on the signature pages hereof in favor of VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”), pursuant to that certain Credit Agreement, dated as of July 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Saba Software, Inc., a Delaware corporation (“Borrower”), each Material Domestic Subsidiary of Borrower party thereto as a Subsidiary Guarantor and Lender. Each capitalized term used, but not otherwise defined herein, has the meaning ascribed thereto in the Credit Agreement.

WHEREAS, under the terms and conditions of the Credit Agreement, each Material Domestic Subsidiary, including without limitation, the Specified Subsidiary, is required to execute and deliver to Lender this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the undersigned hereby agree as follows with Lender:

1. The Specified Subsidiary hereby acknowledges, agrees and confirms that, by its execution and delivery of this Agreement, the Specified Subsidiary: (a) will be deemed to be a party to the Credit Agreement and a “Subsidiary Guarantor” and a “Material Domestic Subsidiary” for all purposes of the Credit Agreement and the other Loan Documents; (b) shall have all of the obligations of a Subsidiary Guarantor and a Material Domestic Subsidiary under the Credit Agreement and the other Loan Documents; (c) ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Subsidiary Guarantors under the Credit Agreement and the other Loan Documents, including, without limitation, Section 8.06 thereof; and (d) waives acceptance by Lender of this Agreement, the guaranty by the Specified Subsidiary under Section 8.06 of the Credit Agreement, and the other agreements and obligations of the Specified Subsidiary under the Loan Documents. Without limiting the generality of the foregoing, the Specified Subsidiary, jointly and severally, together with all other Subsidiary Guarantors, hereby unconditionally and irrevocably guarantees to Lender, and its respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (i) the obligations of Borrower under the Credit Agreement, (ii) the obligations of Borrower under the other Loan Documents, and (iii) all other obligations of Borrower to Lender, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Lender, heretofore, now or hereafter made, incurred or created, in each case, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable. The Specified Subsidiary hereby further notifies Lender that: (A) it has received and reviewed all of the Loan Documents; and (B) the notice information for the Specified Subsidiary for all purposes under the Loan Documents shall be

c/o SABA SOFTWARE, INC.

2400 Bridge Parkway

Redwood Shores, CA 94065

Attn: Mark Robinson

Facsimile: (650) 581-2545

2. Each party hereto other than the Specified Subsidiary hereby acknowledges the foregoing, consents (without implying the need for any such consent) thereto, and represents, warrants and confirms to Lender that, both before and after giving effect to this Agreement: (a) no Default or Event of Default has occurred and is continuing; and (b) all of the Loan Documents to which such party is a party remain in full force and effect as an enforceable obligation of such party, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditor rights and to general principles of equity.

3. Each party hereto hereby represents and warrants that (a) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder and under the Loan Documents; (b) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery by such Person of, and performance by such Person of its obligations under, this Agreement and the other Loan Documents; and (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditor rights and to general principles of equity.

4. Each party hereto hereby agrees to execute and deliver such other instruments, and take such other action, as Lender may reasonably request in connection with the transactions contemplated by this Agreement, including the delivery of any notices or other documents or instruments to Lender that may be required under the Loan Documents.

5. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same agreement. Each of the parties hereto understands and agrees that this document may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by delivery of a hard copy original, and that receipt by Lender of a facsimile transmitted document purportedly bearing the signature of the parties hereto shall bind such person with the same force and effect as the delivery of a hard copy original. Any failure by Lender to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by Lender.

6. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER JURISDICTION.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties set forth below (including the Specified Subsidiary) has caused this Agreement to be executed and delivered by one of its duly authorized officers as of the day and year first written above.

SPECIFIED SUBSIDIARY:

[ ]

By:

Name:
Title:

BORROWER:

SABA SOFTWARE, INC., a Delaware corporation

By:

Name:
Title:

SUBSIDIARY GUARANTORS:

[ ]

By:

Name:
Title:

Acknowledged and Accepted:

VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands

By: VCP CREDIT, L.L.C., its general partner

By:

Title:

EXHIBIT D TO

CREDIT AGREEMENT

[FORM OF] PROMISSORY NOTE

$25,000,000.00	Palo Alto, California
July 5, 2013

FOR VALUE RECEIVED, the undersigned SABA SOFTWARE, INC., a Delaware corporation (“Borrower”) promises to pay to VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Five Million Dollars ($25,000,000.00), or so much thereof as may be outstanding, with interest thereon, at the rates specified herein and on the dates specified in the Credit Agreement.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each definition, any other term defined in this Promissory Note shall have the meaning set forth at the place defined, and any capitalized terms used herein without definition shall have the meaning set forth in that certain Credit Agreement, dated as of July 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto from time to time, and Lender:

(a) “Applicable Margin” means, as of any date of determination 9.5 percentage points per annum; provided that upon the occurrence of a NASDAQ Listing Event and for so long as a NASDAQ Listing Event continues, “Applicable Margin” shall mean, as of any date of determination 8.5 percentage points per annum.

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(c) “LIBOR” means, for any day, the rate of interest equal to the Daily Three Month LIBOR Rate then in effect for delivery for a three (3) month period.

INTEREST:

(d) Interest. Except as otherwise set forth in this Promissory Note, the outstanding principal balance of this Promissory Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at LIBOR as in effect as of the date hereof plus (i) the Applicable Margin and (ii) 2.0 percentage points, unless and until Borrower’s EBITDA for the trailing twelve (12) months as stated on any of Borrower’s quarterly financial statements delivered to Lender is greater than $15,000,000.

(e) Payment of Interest. Interest accrued on this Promissory Note shall be payable quarterly in arrears on the first Business Day of each of January, April, July and October using a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each, except that the interest due and payable for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said three hundred sixty (360) day year. Interest shall accrue from, and including, the first (1st) day of the prior calendar month and ending on the last day of the prior calendar month; in each case without adjustment for any Business Day convention; provided that the first accrual period shall commence on the date hereof.

(f) Default Interest. From and after the Maturity Date of this Promissory Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Promissory Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above LIBOR as in effect as of the date hereof plus (i) the Applicable Margin and (ii) 2.0 percentage points, unless and until Borrower’s EBITDA for the trailing twelve (12) months as stated on any of Borrower’s quarterly financial statements delivered to Lender is greater than $15,000,000; provided, however, that if none of the remedies set forth in Section 7.02 have been exercised, such rate shall be equal to: (A) in the ninety days following the first one hundred eighty days in which such Event of Default exists and continues, three percent (3%) above LIBOR as in effect as of the date hereof plus (I) the Applicable Margin and (II) 2.0 percentage points, unless and until Borrower’s EBITDA for the trailing twelve (12) months as stated on any of Borrower’s quarterly financial statements delivered to Lender is greater than $15,000,000; and (B) for each day after the first two hundred seventy days in which such Event of Default exists and continues, four percent (4%) above LIBOR as in effect as of the date hereof plus (X) the Applicable Margin and (Y) 2.0 percentage points, unless and until Borrower’s EBITDA for the trailing twelve (12) months as stated on any of Borrower’s quarterly financial statements delivered to Lender is greater than $15,000,000.

REPAYMENT:

(g) Repayment. Borrower may from time to time during the term of this Promissory Note, partially or wholly repay this Promissory Note, subject to all of the limitations, terms and conditions of this Promissory Note, the Credit Agreement, and of any document executed in connection with or governing this Promissory Note. The unpaid principal balance of this Promissory Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Promissory Note shall be due and payable in full on July 5, 2018.

EVENTS OF DEFAULT:

(h) This Promissory Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Promissory Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Promissory Note.

MISCELLANEOUS:

(i) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Promissory Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Promissory Note, and the prosecution or defense of any action in any way related to this Promissory Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(j) Intercreditor Agreement. Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Promissory Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Promissory Note, the terms of the Intercreditor Agreement shall govern and control.

(k) Registered Obligation. The Borrower shall promptly record in the Register pursuant to Section 8.04(b) any assignment of this Promissory Note. Notwithstanding anything else in this Promissory Note and the Credit Agreement to the contrary, the right to the principal of, and interest on, the Loan shall be transferred only if the transfer is recorded in the Register or if the transfer is otherwise made in a manner consistent with the “registered obligation” requirements as set forth in Section 8.04(b). This Promissory Note may not at any time be endorsed to bearer.

(l) ORIGINAL ISSUE DISCOUNT. THIS PROMISSORY NOTE IS ISSUED WITH OID. A HOLDER OF THIS PROMISSORY NOTE MAY CONTACT THE CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE BORROWER, AT 2400 BRIDGE PARKWAY, REDWOOD SHORES, CA 94065 FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THIS PROMISSORY NOTE.

(m) Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

SABA SOFTWARE, INC.

By:

Name:
Title: